Exhibit 10.9

REPRESENTATION & MANUFACTURING AGREEMENT

THIS AGREEMENT made as of the 11th day of March 2013 (“Effective Date”) by and between IDO Security Inc. with offices at 17 State St. 22nd Floor, NY, NY 10004 (referred to as “IDO”), and Circum-CM Ltd. a private company incorporated under the company laws of Israel, with offices at 26 Hamitnachalim St. Ganei Yehuda, Israel (the “Representative”).

W I T N E S S E T H

WHEREAS, IDO design, develops and manufactures and sales a range of technologies for security screening applications; and

WHEREAS, IDO is desirous of retaining Representative’s Services (as defined below) to act as representative to IDO’s customers during the term of the Agreement and to manufacture Products (as defined below); and

NOW, THEREFORE, in consideration of the foregoing, the parties, by their duly authorized representatives, hereby covenant and agree as follows:

The Preamble forms an integral part of this Agreement.

1.            Definitions

1.1          “Intellectual Property Rights” means intellectual property or proprietary rights, including but not limited to copyright rights, patent rights (including patent applications and disclosures), rights of priority, and trade secret rights, recognized in any jurisdiction in the world.

“Product(s)”- shall mean IDO’s products set forth on Schedule A.

“Confidential Information” refers to: (i) the specification and any related documentation or technical or design information related to the Products; (ii) and any other business or technical information of either of the Parties, including but not limited to any information relating to such Party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how designated by a Party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (iv) the terms and conditions of this Agreement. Notwithstanding the foregoing, “Confidential Information” will not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault or breach of confidentiality undertakings of the receiving Party; (ii) is known to the receiving Party at the time of disclosure without violation of any confidentiality restriction, as demonstrated by prior tangible evidence, and without any restriction on the receiving Party’s further use or disclosure.

“IDO Property” shall mean the Specifications (defined below) and Products and such items owned and provided by IDO under this Agreement relating to Specifications and Products and all Intellectual Property Rights related thereto. IDO Property shall include any derivatives, improvements or modifications thereto or thereof and any Intellectual Property Rights related thereto. including without limitation any innovation, development, design, technology, manufacturing processes or engineering materials, that are developed in whole or in part by IDO, Representative or any third party acting on their behalf.

“Materials” shall mean components, materials and supplies that are used in the manufacturing, testing and packaging of products.

“Territory” – shall mean the world. IDO may delete countries from Territory upon written notice.

2            Grant of Right to Manufacture Product

2.1         Subject to the terms and conditions set forth in this Agreement, IDO hereby appoints Representative as its non-exclusive manufacturer of Products. Pursuant to such appointment Representative is authorized to perform Work. “Work” shall mean to procure Materials and to manufacture, assemble, and test Products pursuant to detailed written Specifications. The “Specifications” for each Product or revision thereof, shall include but are not limited to bills of materials, designs, schematics, assembly drawings, process documentation, test specifications and current revision number all as approved in writing by IDO, which are provided or developed by IDO or Representative, or by parties on their behalf, from time to time. This Agreement includes any new product introduction (NPI) or product prototype services related to the Products. Representative is not entitled to manufacture Product for any third party or it self- all manufacturing of Product shall only be pursuant to orders placed by IDO.

2.2         New product introduction (NPI) and modifications. IDO may, in its reasonable business judgment, supplement, modify and update the Specifications from time to time, provided that the Representative will be entitled to be notified of any changes proposed by IDO that affect product safety or impact the regulatory approval or clearance, or efficacy of the Products. IDO shall provide the Representative with thirty (30) days advance written notice of any such changes, including those that should be communicated to end-users of the Product or necessary for regulatory compliance.

2.3         This Agreement shall not be construed to limit or restrict IDO in any way from manufacturing the Product and other IDO products at any location.

2.4         IDO Controlled Materials.

2.4.1           “IDO Controlled Materials” shall mean those Materials provided by IDO or by suppliers with whom IDO has a commercial contractual or non-contractual relationship.

2.4.2           “IDO Controlled Materials Terms” shall mean the terms and conditions that IDO has negotiated with its suppliers for the purchase of IDO Controlled Materials.

2.4.3            IDO may direct Representative to purchase IDO Controlled Materials in accordance with the IDO Controlled Materials Terms. IDO agrees to provide copies to Representative of all IDO Controlled Materials Terms in force from time to time.

2.5         Preferred Supplier. IDO may provide to Representative and maintain an Approved Vendor List (AVL). Representative shall purchase from vendors on a current AVL the Materials required to manufacture the Product.

3.           Regulatory Compliance

3.1         General

3.1.1           IDO and Representative shall comply with all applicable federal, state and local statutes, regulations, rules, ordinances and policies that pertain to the activities for which IDO and Representative are responsible under this Agreement.

3.1.2           Termination of the Agreement does not relieve either party of its responsibility to comply with any on-going safety and public health regulatory requirements associated with Products that have been designed, manufactured and distributed under the Agreement or that Representative distributes after termination.

3.1.3           IDO shall bear the cost and expense of complying with all disbursements which Representative may incur in complying with federal, state and local statutes, regulations, rules, ordinances and policies that relate to the performance of such party’s obligations under the Agreement provided such costs are pre approved in writing by IDO (ie. ISO, CE, FCC etc).

3.1.4           Both parties are obligated to comply with any recordkeeping requirements that are required to be met and that relate to the performance of such party’s obligations under the Agreement.

3.1.5           Both parties are obligated to maintain a record of all Products shipped by them, irrespective of whether regulatory requirements require that such records be maintained.

3.2         Regulatory Provisions Specific to Representative

3.2.1           Representative shall obtain and maintain all applicable regulatory marketing clearances, approvals and licenses for the manufacturing and sale of the Products in the Territory. IDO shall pay for all third party related costs, provided such costs are pre approved in writing by IDO.

3.2.2           Representative shall label the Products in a manner agreed to by the Parties, consistent with regulatory requirements regarding the identification of the name and place of business of the Representative.

3.2.3           Representative shall meet all applicable import / export requirements imposed by law.

4.           Purchase of Product by IDO

4.1         Ordering & Specifications. IDO may place manufacturing orders for Product with Representative from time to time.

4.2         Price, Terms of Payment, Delivery. The price of the Products to IDO shall be ‘cost of materials. The parties shall agree on ‘cost of materials’ from time to time. IDO acknowledges that Representative is not transferring raw material into Product parts (no CNC or injection moulding etc.) and that ir purchases finishes parts for Product from third parties for assembly of Product. Provided however, that Representative is obligated to do the copper coiling for the Product and not sub contract same to third parties. Terms of payment and deliver dates shall be agreed upon from time to time. Shipments will be made EXW (Ex works, Incoterms 2000) Representative’s facility, at which time risk of loss and title will pass to IDO. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by IDO.

4.3         The Parties agree that each Order is placed solely under the terms of this Agreement and that the terms and conditions of this Agreement only shall govern all Orders regardless of any varying or additional terms or conditions in the Order.

5.           PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

5.1         Product Acceptance. If Products delivered to IDO do not comply with the express limited warranty set forth in Section 5.2 below, IDO has the right to reject such Products. IDO may return defective Products, freight collect, after obtaining a return material authorization number from Representative to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly repaired or replaced, at Representative’s option, and returned freight pre-paid.

5.2           Express Limited Warranty. This Section 5.2 sets forth Representative’s sole and exclusive warranty and IDO’s sole and exclusive remedies with respect to a breach by Representative of such warranty.

5.2.1           Representative warrants that the Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period which is the lessor of one year from the date of shipment to end user and eighteen months from shipments from Representative’s facility under section 4.2. In addition, Representative warrants that the Products will be free from defects in Materials to the same extent that the original manufacturer of the Material provides a warranty for the Materials to Representative, provided, however, in the event of a defect in Material provided by a third party the Representative’s sole liability and obligation shall be to use best commercial efforts to act as IDO’s agent in procuring warranty rights from such third party.

5.2.2 Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Representative makes no representations or warranties whatsoever with respect to: (i) IDO Controlled Materials; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to IDO; (iv) first articles, prototypes, pre-production units, test units or other similar Products or (v) defects resulting from tooling, designs or instructions produced or supplied by IDO.

5.2.3           Upon any failure of a Product to comply with this express limited warranty, Representative’s sole obligation, and IDO’s sole remedy, is for Representative, at its option, to promptly repair or replace such unit and return it to IDO freight prepaid. IDO shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Representative to be displayed on the shipping container.

6.           Appointment of Representative; Restrictions.

6.1         IDO hereby engages and appoints Representative as its non exclusive representative to Customers in the Territory for the purpose of, without limitation, representing IDO’s interests; to act as liaison and relationship manager on behalf of IDO with Customers; to assist Customers in the purchase, distribution and marketing of the Products and to carry out those responsibilities and tasks normally associated with a territory representative that manages a sales, marketing and distribution relationship, all in accordance with IDO’s instructions and in accordance with the terms and conditions of this Agreement (collectively, the “Rep Services”). As used in this Agreement “Customers” mean purchasers and potential purchasers of Product, whether end users or distributors.

6.2         Subject to prior written approval of IDO the Representative is hereby authorized to enter into agreements with sub-representatives for the Rep Services, all subject to the terms and conditions of this Agreement. All sub-representatives of Products shall be required to enter into a contract not less protective of IDO’s rights then contained herein.

6.3         So long as this Agreement is in effect Representative will not market, sell, distribute or use the Products outside the Territory nor shall Representative be concerned or interested, either directly or indirectly, in the manufacture, production, importation, marketing, sale or distributing of products that compete with or are similar to the Products in any manner. Representative shall promptly refer to IDO all inquiries or orders for the Products from customers located outside the Territory unless Representative has obtained IDO’s written consent to deal with such inquiries or orders.

6.4         Representative shall use forms of agreements for sale, marketing and distribution of Products approved by IDO from time to time. Representative acknowledges that the Product contains software. Representative shall insure that all end users of Product execute the Software End User License Agreement set out in Appendix A hereto.

6.5         Representative shall keep a full and proper record of its activities on behalf of IDO and shall furnish IDO and its representative’s full and unimpeded access to such records, upon reasonable advance notice, from time to time. Representative shall provide IDO with such additional information regarding the promotion and sale of the Products, competing products, market conditions and Representative’ s activities in the Territory with respect to the Products, as IDO may reasonably request.

6.6         In performance of its duties hereunder, Representative shall have no right to negotiate on behalf of IDO or bind IDO to any agreement. All terms and conditions of sale of Products shall be determined by IDO and IDO may refuse or accept any offer to purchase Products in IDO’s absolute and sole discretion. The price of Products shall be as set out on a price list provided from time to time by IDO.

7.           Promotion of the Products; Support

7.1         Representative shall use its best efforts to promote and sell and support the Products in accordance with the IDO’s marketing guidelines provided from time to time, including, but not limited to:

(a) ensuring that its staff is appropriately trained as needed;
(b) following-up any and all leads of prospective Customers furnished to Representative by IDO in a timely and efficient manner;
(c) complying with all reasonable standards of IDO for displaying, advertising, demonstrating and explaining the operation and use of the Products to Representative’s Customers and prospective Customers;
(d) using its best efforts to resolve any customer satisfaction issues that may arise from the use of IDO’s Products by Representative’s customers;
(e) maintain website in accordance with IDO’s instructions;
(f) Representative shall maintain offices with sufficient staff which shall consist of marketing personnel, engineers, assembler, manager, to properly oversee manufacture and support the Products and to perform Services.

7.2         Representative shall be responsible for providing all support for all customers of Products manufactured by Representative, in accordance with IDO standard policy.

7.3         Representative shall conduct its business in compliance with all applicable laws in the Territory.

7.4         Representative shall keep records of all locations of Products purchased hereunder and advise IDO of such location and any change of thereto. Reports to IDO pursuant to this section shall be provided once per calendar quarter in form agreeable to IDO.

7.5         In consideration of the all services (Rep Services and manufacturing services) by Representative under this Agreement and subject to Representative properly fulfilling the terms and conditions herein IDO Security Inc. shall pay to Representative a monthly fee of $40,000. The $40,000 monthly fee shall be paid in advance on a calendar quarterly basis (ie. $120,000). All expenses incurred in providing Rep Services shall be paid for by IDO, provided that expenses greater than $1,000 aggregate per month shall be approved in writing in advance by IDO.

8.          Term and Termination

8.1         This Agreement shall become effective on the date that it is signed by both parties hereto and, unless terminated as provided below, shall continue in full force and effect for three years.

8.2         Either Party shall be entitled to terminate this Agreement forthwith, by written notice, should the other party fail to comply with its obligations in this Agreement and does not remedy such non-compliance within thirty (30) days after receipt of notice from the other party that it intends to terminate this Agreement if such failure is not corrected.

8.3         Either party may terminate said agreement without cause by written notice. Said notice requires sixty (60) days written notice. If as a result of Representative’s Rep Services efforts IDO has sold at least 20 units of Magshoe in a country during the 12 months prior to date of termination of Agreement by ISO without cause, then the ISO shall pay to Representative for a period of 12 months after such termination 6% of all money received by IDO from such country from sales of Magshoe.

8.3         Either party may terminate this Agreement forthwith, by notice, if the other party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or shall have a receiver or trustee appointed for its business or property or is dissolved or liquidated or otherwise ceases business, and such declaration or execution, or appointment is not cancelled within forty five (45) days.

8.4         Effect of Termination or Expiration. Upon the termination of this Agreement for any reason whatsoever each party shall promptly return to the disclosing party, and/or erase or destroy all copies of any Confidential Information in the possession of such party or its subsidiaries. Upon such return, erasure and/or destruction, such party shall confirm in writing to the disclosing party that it has complied with its obligations under this section. For a period of 90 days after termination or expiration of this Agreement, unless terminated for cause by IDO, Representative may continue to manufacture Product; and the Parties shall otherwise fulfil all terms of previously agreed to orders for manufacture by IDO.

8.6         Survival. Sections 3.1, 5, 7.4, 8 - 14 of this Agreement shall survive the termination and/or expiration of this Agreement for any reason whatsoever.

9.           Confidentiality

9.1         No Unauthorized Use or Disclosure. Each party shall: (i) hold in confidence, and not disclose or reveal to any person or entity, any Confidential Information of the other party without the clear and express prior written consent of a duly authorized representative of such other party, except that a party receiving Confidential Information from the other party may reveal such information solely to its employees or contractors or consultants who require such disclosure to allow such receiving party to perform its obligations or exercise its rights under this Agreement and who agree in writing to refrain from making any unauthorized use or disclosure thereof; and (ii) not use any Confidential Information of the other party for any purpose at any time, other than for the purpose(s) of performing its obligations or exercising its rights under this Agreement. Each party shall protect the Confidential Information of the other party using at least the same degree of care it uses to protect its own proprietary and confidential information and materials of like importance, but in no event less care than a reasonably prudent business person would take in a like or similar situation. Each party shall return any Confidential Information of the other upon written request, except to the extent that doing so would undermine or interfere with the exercise by the receiving party of its rights under this Agreement.

9.2         Terms of Agreement.. Each party shall treat the terms of this Agreement as confidential and shall not disclose such terms, except that disclosure of such terms shall be permitted as required by law and to accountants, attorneys and other professionals providing services to the disclosing party to the extent that such professionals are notified of the confidential nature of such terms.

10.         Trademarks; Ownership

10.1       Trade Names, Trademarks and Service Marks. Representative acknowledges that the trade names, trademarks and service marks used by IDO in relation to its Products, are the exclusive property of IDO. Representative agrees that it shall not hold itself out as having acquired any proprietary right to any trade name, trademark, or service mark of IDO by virtue of its use thereof or anything herein, except as specifically set forth in this Agreement, and any such right shall immediately cease upon the termination or cancellation of this Agreement.

10.2       During the term of this Agreement Representative is hereby authorized by IDO to use the trademarks associated with the in connection with Representative’s sale, advertisement, and promotion of Products. Representative shall sale Products only using IDO authorized trademarks. Representative’s use of such trademarks and tradenames shall be only in accordance with IDO’s established trademark guidelines. IDO may from time to time use other additional trademarks or tradenames with respect to Products. In such an event, upon written notice to Representative from IDO, this section 13.2 shall apply to such trademarks or tradenames as specified herein.

The authorization contained herein to use and authorize the use of any trademarks or tradenames shall cease by the ninetieth (90th) day after Representative has received written notice from IDO to the effect that such tradenames or trademark has been superseded or replaced by a new tradename or trademark.

10.3       Title to Products. Representative acknowledges that all of IDO Property is the sole and exclusive property of IDO and that Representative shall not obtain any interest of any kind in any of IDO Property by or through this Agreement. Representative shall execute such documents, render such assistance, and take such other action as IDO may reasonably request, to apply for, register, perfect, confirm, and protect IDO’s rights therein. IDO shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections with respect thereto.

10.4       Restricted Uses. Without written approval from IDO the Representative is prohibited from changing, developing, enhancing or otherwise modifying IDO Property (or any component thereof) in any way whatsoever.

10.5       Waiver of Moral Rights. Representative hereby waives any and all moral rights, including without limitation any right to identification of authorship or limitation on subsequent modification that Representative (or its employees, agents or consultants) has or may have in the IDO Property or any part thereof as included in the Products.

10.6       Trade Secrets. Representative acknowledges that each Product contains trade secrets which are the sole property of IDO and which are confidential and are not in the public domain, the unauthorized use or disclosure of which may cause irreparable harm to IDO.

10.7       Licenses. IDO hereby grants Representative a non-exclusive license during the term of this Agreement to use IDO’s patents, trade secrets and other intellectual property as necessary to perform Representative’s obligations under this Agreement.

10.8       No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.

11.         Indemnity for third-party Proprietary Rights Infringement

11.1       IDO shall indemnify and hold harmless Representative against any loss, expense, claim or damages (including reasonable attorney fees) incurred by the infringement of the proprietary rights of any third-party in the Product, provided IDO is given sole control of any action regarding such claim, including control of the defense of any legal proceedings made against the Representative or its sub-Representatives, agents or customers based upon such claim and of any negotiations for settlement thereof. IDO may, at its sole option and expense (i) procure for the Representative the right to continue using the infringing product (ii) modify the infringing product so that it is noninfringing (iii) procure a replacement product that has substantially the same functionality, or if none of the above options is reasonably available (iv) terminate this Agreement and all sublicenses granted hereunder.

11.2       The foregoing obligation will not cover any claim of infringement solely resulting by the use of the Product in combination with any software or hardware neither supplied nor recommended, specified or intended by IDO for use with such Product, if that claim could have been avoided by the use of the Product alone or in combination with other software or hardware.

11.3       Notwithstanding anything in this Agreement, under no circumstances shall IDO be liable or obligated to indemnify Representative for any loss, damage and/or expenses arising from any cause or reason whatsoever in an amount greater than the aggregate amount of which IDO shall have received from sales of Product in the twelve month period preceding notice of claim under section 14.1 by Representative.

11.4       Representative will indemnify, hold harmless and, upon IDO’s request, defend IDO against any claims, liabilities and expenses (including court costs and reasonable attorneys’ fees) arising from the acts or omissions of Representative, its employees or agents.

12.5.      LIMITATION ON LIABILITY.

IN NO EVENT SHALL EITHER PARTY BE LIABLE IN RESPECT OF OR ARISING OUT OF THE PERFORMANCE AND/OR BREACH OF ITS OBLIGATIONS HEREUNDER FOR ANY INDIRECT, INCIDENTAL OR SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY THE OTHER PARTY WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THAT PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.         Force Majeure

13.1       No liability shall result to any Party due to a delay in performance caused by circumstances beyond the reasonable control of the Party affected, including, but not limited to acts of God, flood, war, terrorism, embargo, accident, and governmental laws, or request, or any ruling of a court or tribunal;

13.2       Each Party affected by an event of force majeure shall (a) promptly notify the other Party hereto of the expected duration thereof, and its anticipated effect on the Party effected in terms of the performance required hereunder; and (b) make reasonable efforts to remedy any such event of force majeure. Performance that is delayed by any event of force majeure shall be extended for such time as the event shall continue.

14.         Miscellaneous

14.1       Severability:

Any term or provision of this Agreement which is found by a court, tribunal or arbitration panel to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the other terms or provisions of this Agreement. In the event that any term or provision of this Agreement is found to be unenforceable or ineffective, then the reviewing court, tribunal or arbitration panel may modify such term or provision to the extent necessary to render it enforceable and the parties agree to be bound by and perform this Agreement as modified.

14.2       Entire Agreement:

This Agreement (including any appendixes and schedules) contains the full and complete understanding between the Parties and supersedes all prior understandings, whether written or oral, pertaining to the subject matter hereof. The Parties expressly acknowledge that any representation, promise or inducement by any Party to any other Party that is not embodied in this Agreement is not part of this Agreement; and they agree that no party shall be bound or liable for any such alleged representation, promise, or inducement not set forth herein.

14.3       Assignment:

Except as otherwise provided in this Agreement the rights and obligations of the Representative shall not be assignable without the prior written consent of the IDO which consent shall not be unreasonably withheld.

14.4       Amendments and Waivers

This Agreement cannot be amended, modified or altered except by written instrument signed by the Parties hereto. In the event that any Party seeks a waiver of any part or portion of this Agreement, such waiver must be by written instrument signed by the Party waiving compliance. The failure of any Party at any time to require performance of any Provision in this Agreement shall in no manner affect its right at a later time to enforce the same. And, no waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

14.5	Notices

Any notice, demand or communication which under the terms of this Agreement or otherwise must or may be given or made by a Party shall be in writing and shall be given or made by facsimile with confirmation of receipt, certified or registered air mail, return receipt requested, or any delivery services, requiring signature of receipt, addressed to the respective parties to the addresses first noted above:

For IDO	For Representative

Address Above

With a copy to	Att: Yaniv Beran
yaniv@circum-cm.com>

Att: Gerald Brounstein	mobile:(972)54-6600261
Aboudi & Brounstein
HaGavish St 3, POB 2432	office :(972)777648648
Kfar Saba Industrial Zone	fax :(972)3-5344531
Israel
Fax: 972-9-764-4834

Such notice, demand or other communications shall be deemed to have been given on the date confirmed by fax confirmation or as the actual date of delivery by the delivery service if sent by such service, and in the case of certified or registered air mail ten (10) days following the date on which it was deposited postage prepaid (or the date shown on the actual mail receipt if it is earlier).

The above addresses may be changed at any time by giving prior written notice as provided above.

14.6       No Joint Venture

Nothing herein contained shall be construed to place the Parties in any partnership, agency or joint venture relationship.

14.7       Headings

The headings herein are for reference only and shall not affect the construction of this Agreement.

 14.8      Successors & Assigns

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

14.9       Counterparts & Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of this Agreement shall be valid if served on the other party by facsimile and such other party confirms in writing receipt and acceptance of service.

14.10     Governing Law; Forum

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. The Parties hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed on the date stated above.

IDO Security Inc.

By:/s/ Magdiel Rodriguez
Name: Magdiel Rodriguez
Title: CEO

Circum-CM Ltd.

By:

Name:

Title:

SCHEDULE A
Products

Magshoe

Appendix A

SUPPLIER’S END USER LICENSE

For product item _______________________________

This SUPPLIER’S END USER LICENSE provides a sublicense to qualified customers (“Customer”) of IDO Security Inc. (“Supplier”). Customers include customers of authorized Representatives of Supplier, including _____________.

1. Grant

Supplier hereby grants Customer a non-transferable, non-exclusive licence, without right to sublicense, to use the software developed or acquired by Supplier and delivered to Customer under this Supplier’s End User License Agreement (“Software”), only with the Supplier hardware for which the software is intended and exclusively for use with Supplier hardware owned, possessed and operated by Customer and specified in Customer’s invoice (“System”). No source code or licence to use source code is provided hereunder. Software includes the programs delivered to Customer, all related documentation and any update, revision, translation, adaptation, modification, derivation or copy of the foregoing. Software does not include software delivered to Customer with a shrink-wrap licence. As to such licences, Customer agrees to be bound by the terms set forth therein, unless it notifies Supplier of any objections and returns the software within ten days of receipt thereof.

2. Use

Customer will use the Software only in its own internal business operations. Customer will not remove Software from hardware on which the Software is pre-loaded. Customer will not copy, translate, modify, adapt, decompile, disassemble or reverse engineer the Software.

3. Ownership

Title to the Software and all patents, copyrights, trade marks, mask works, circuit layout rights, design rights, trade secrets and other proprietary rights in or related to the Software are and will remain the exclusive property of Supplier or its licenser, whether or not specifically recognized or perfected under the laws of the country where the Software is located. Customer will not take any action that jeopardizes such proprietary rights nor will it acquire any right in the Software, except the limited use rights specified herein.

4. Confidentiality

(1) The Software incorporates confidential and proprietary information developed or acquired by Supplier. Customer will protect the confidentiality of the Software and all such information with the same degree of care as it employs to protect its own confidential and proprietary information, but at least with a reasonable degree of care. Customer will not allow the removal or defacement of any confidentiality or proprietary notice placed on the Software, which notice will not constitute publication or otherwise impair the Software’s confidential nature. Customer will have no confidentiality obligation with respect to any confidential or proprietary information incorporated within the Software which:

(a)	was in Customer’s lawful possession prior to receipt of the Software without any obligation to keep it confidential;
(b)	is later lawfully obtained by Customer from a third party under no obligation of secrecy;
(c)	is independently developed by Customer and evidenced in writing; or
(d)	is, or later becomes, available to the public through no act or failure to act by Customer.

(2) Customer will not disclose the Software to any person, except to those of its employees, agents or consultants who require access for Customer’s authorized use of the Software. Before disclosure to such parties, Customer will require that they expressly:

(a)	recognize Supplier’s or its licenser’s confidential and proprietary rights in the Software;
(b)	agree to comply with the use, ownership, confidentiality and export control restrictions applicable to the Software; and
(c)	acknowledge Supplier’s, its licenser’s right to enforce these restrictions, in each case in writing.

(3) Customer will be liable for non-compliance by its agents and contractors to the same extent it would be liable for non-compliance by its employees.

5. NO WARRANTIES; LIMITATION ON DAMAGES

THIS SUBLICENSE AGREEMENT DOES NOT INCLUDE ANY WARRANTIES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SUPPLIER OR ANY ENTITY GRANTING SUPPLIER LICENSE RIGHTS TO THE SOFTWARE. IN NO EVENT WILL SUPPLIER OR ITS LICENSER:

(A) BE LIABLE FOR ANY SPECIAL, PUNITIVE, MORAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFIT, WHETHER OR NOT FORESEEABLE, INCLUDING, BUT NOT LIMITED TO, LOST PROFIT OR DATA; OR

(B) INCUR AGGREGATE LIABILITY IN ANY ACTION OR PROCEEDING WHICH EXCEEDS THE TOTAL AMOUNT ACTUALLY PAID TO SUPPLIER BY REPRESENTATIVE FOR THE SOFTWARE THAT DIRECTLY CAUSED THE DAMAGE.

6. Termination

(1) This Supplier’s End User License Agreement will automatically terminate if Customer stops owning, possessing or operating the System, and it may be otherwise terminated with thirty days’ prior written notice if the Customer violates any of its terms or conditions. Upon any such termination, all rights granted to Customer, including but not limited to the right to use to the Software, will immediately cease.

(2) Any provision of this Supplier’s End User License Agreement which by its sense and context deals with Software use, disclosure, ownership, confidentiality, inspection, re-exportation and third party enforcement rights will survive its expiration or termination for any reason.

7. Export Controls

The confidential information of Supplier, and all related technical documents and materials are subject to export controls under the U.S. Export Administration Regulations and related U.S. laws. Customer will:

(a) comply strictly with all legal requirements established under these controls;

(b) co-operate fully with Supplier in any official or unofficial audit or inspection that relates to these controls; and

(c) not export, re-export, divert, transfer or disclose, directly or indirectly, any Software, confidential information of Supplier, or related technical documents and materials or any direct product thereof to any country (or to any national or resident thereof) which the U.S. Government determines from time to time is a country (or end-user) to which such export, re-export, diversion, transfer, or disclosure is restricted, without obtaining the prior written authorization of Supplier and the applicable U.S. Government agency.

8. Assignment; Enforcement

Customer may not assign, delegate or otherwise transfer the Software, this Supplier’s End User License Agreement or any of its rights or obligations without Supplier’s prior approval. Any assignment, delegation or transfer which violates the foregoing will be void. The provisions of this Sublicense Agreement are intended to enure to the benefit of Supplier and its licenser. Supplier or its licensor has the right to enforce these provisions directly against Customer, whether in Supplier’s or Representative ‘s name, and Supplier accepts this right.